Exhibit 99.1

Contacts:	NEWS RELEASE James E. Braun, CFO Newpark Resources, Inc. 281-362-6800 Ken Dennard, Managing Partner Dennard Rupp Gray & Easterly, LLC ksdennard@drg-e.com 713-529-6600
NEWPARK RESOURCES REPORTS SECOND QUARTER 2009 RESULTS
THE WOODLANDS, TX – July 30, 2009 – Newpark Resources, Inc. (NYSE: NR) today announced results for its second quarter ended June 30, 2009. Total revenues were $109.6 million for the second quarter of 2009 compared to $210.5 million for the second quarter of 2008. The Company reported a net loss of $8.8 million, or $0.10 loss per share, for the second quarter of 2009 compared to net income of $10.0 million, or $0.11 per diluted share, for the second quarter of 2008.
Operating results in the second quarter of 2009 included $4.8 million of pre-tax charges ($3.1 million after-tax) related to employee termination and related costs associated with North American workforce reductions, the non-renewal of barge leases and asset write-downs.
Paul Howes, President and Chief Executive Officer of Newpark, stated, “Our second quarter results continued to be negatively impacted by the sharp decline in North American drilling activity, driven by the decline in natural gas prices. While we have seen activity levels stabilize in North America over the past several weeks, we have continued our focus on cost cutting programs throughout the second quarter. Since the beginning of the second quarter, we have reduced our North American workforce by an additional 15%, which combined with our first quarter reductions, reflects a total year-to-date North American workforce reduction of 33% through June. Additionally, we recently initiated a plan to combine the management of our Environmental Services and Mats and Integrated Services divisions, which is expected to generate additional cost savings.
“Another key development was the recent completion of the previously announced amendment to our credit agreement, which provides favorable adjustments to our covenant requirements over the next four quarters,” added Howes. “Meanwhile, we remain encouraged by our international businesses, as both Brazil and our Mediterranean operations have held up well relative to the North American markets. We have now right-sized the Company to reflect current market conditions, and with our amended credit facility in place, we believe we are positioned for further growth in our international businesses as well as to take advantage of any recovery in our North American business.”

SEGMENT RESULTS
The Fluids Systems and Engineering segment generated revenues of $89.6 million and an operating loss of $1.7 million in the second quarter of 2009 compared to revenues of $169.1 million and operating income of $18.1 million during the second quarter of 2008. The decline in revenues was due to a substantially lower U.S. rig count in the second quarter compared to the same period a year ago. North American revenues decreased 58% compared to the second quarter of 2008, while Mediterranean revenues declined 5%, primarily due to the strengthening U.S. dollar. Revenues from Brazil were flat compared to the second quarter of 2008 as volume increases were offset by the strengthening U.S. dollar. The decline in operating income in this segment is primarily the result of the rapid decline in U.S. drilling activity and severe pricing pressures, along with $1.0 million of employee termination and related charges.
The Mats and Integrated Services segment generated revenues of $8.6 million and an operating loss of $4.8 million in the second quarter of 2009 compared to revenues of $24.9 million and an operating profit of $2.4 million in the second quarter of 2008. The decline in revenues is primarily attributable to weakness in the Gulf Coast region, lower mat sales and $1.2 million of concessions to customers on disputed receivables. The decline in operating income is primarily the result of the lower revenues, along with $0.6 million of employee termination and related charges and $0.8 million of inventory write-downs.
The Environmental Services segment generated revenues of $11.3 million and operating income of $1.4 million compared to revenues of $16.5 million and operating income of $2.5 million in the second quarter of 2008. The decline in revenues in this segment is primarily due to the decline in Gulf Coast rig activity, somewhat offset by changes in sales mix and price increases. The decline in operating income is primarily the result of a $1.0 million charge resulting from the non-renewal of barge leases during the second quarter of 2009.

CONFERENCE CALL
In conjunction with this release, Newpark has scheduled a conference call, which will be broadcast live over the Internet, on Friday, July 31, 2009 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial (480) 629-9867 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through August 7, 2009 and may be accessed by dialing (303) 590-3030 and using pass code 4110135#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2008, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the instability and effect of the credit and capital markets on the economy in general and the oil and gas industry in particular; the access to the credit markets by both Newpark and Newpark’s customers; the outlook for drilling activity in North America and the rest of the world; compliance with our debt covenants; the investigation of certain accounting matters by the Securities and Exchange Commission; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products and services. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
(In thousands, except per share data)	2009	2008	2009	2008

Revenues	$109,599	$210,497	$236,537	$405,233

Cost of revenues	103,906	172,649	227,418	327,769
Selling, general and administrative expenses	15,652	19,679	31,882	38,870
Other (income) expense, net	(37)	152	(62)	(37)

Operating (loss) income	(9,922)	18,017	(22,701)	38,631

Foreign currency exchange (gain) loss	(590)	(199)	(561)	97
Interest expense, net	1,600	2,649	3,250	5,876

(Loss) income from continuing operations before income taxes	(10,932)	15,567	(25,390)	32,658
Provision for income taxes	(2,145)	5,481	(4,599)	11,176

(Loss) income from continuing operations	(8,787)	10,086	(20,791)	21,482
Loss from discontinued operations, net of tax	—	(84)	—	(129)

Net (loss) income	$(8,787)	$10,002	$(20,791)	$21,353

Basic weighted average common shares outstanding	88,514	88,762	88,430	89,454
Diluted weighted average common shares outstanding	88,514	89,073	88,430	89,671

(Loss) income per common share — basic and diluted:
(Loss) income from continuing operations	$(0.10)	$0.11	$(0.24)	$0.24
Loss from discontinued operations	—	—	—	—

Net (loss) income per common share	$(0.10)	$0.11	$(0.24)	$0.24

Newpark Resources, Inc.
Operating Segment Results

(Unaudited)	Three Months Ended
(In thousands)	June 30, 2009	March 31, 2009	June 30, 2008

Revenues
Fluids systems and engineering	$89,642	$106,588	$169,128
Mats and integrated services	8,638	8,863	24,904
Environmental services	11,319	11,487	16,465

Total revenues	$109,599	$126,938	$210,497

Operating (loss) income
Fluids systems and engineering	$(1,722)	$(5,574)	$18,104
Mats and integrated services	(4,774)	(3,414)	2,417
Environmental services	1,385	1,157	2,492
Corporate office	(4,811)	(4,948)	(4,996)

Total operating (loss) income	$(9,922)	$(12,779)	$18,017

Segment operating margin
Fluids systems and engineering	(1.9%)	(5.2%)	10.7%
Mats and integrated services	(55.3%)	(38.5%)	9.7%
Environmental services	12.2%	10.1%	15.1%

Newpark Resources, Inc.
Consolidated Balance Sheets

	June 30,	December 31,
(In thousands, except share data)	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$6,711	$8,252
Receivables, net	98,905	211,366
Inventories	137,464	149,304
Deferred tax asset	7,366	22,809
Prepaid expenses and other current assets	11,234	11,062

Total current assets	261,680	402,793

Property, plant and equipment, net	230,308	226,627
Goodwill	60,927	60,268
Deferred tax asset, net	7,525	707
Other intangible assets, net	17,562	18,940
Other assets	4,206	4,344

Total assets	$582,208	$713,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$6,370	$11,302
Current maturities of long-term debt	10,471	10,391
Accounts payable	44,902	89,018
Accrued liabilities	26,982	38,946

Total current liabilities	88,725	149,657

Long-term debt, less current portion	127,944	166,461
Deferred tax liability	1,066	15,979
Other noncurrent liabilities	3,016	3,700

Total liabilities	220,751	335,797

Common stock, $0.01 par value, 100,000,000 shares authorized 91,471,050 and 91,139,966 shares issued, respectively	915	911
Paid-in capital	458,302	457,012
Accumulated other comprehensive income	4,580	1,296
Retained deficit	(86,878)	(66,087)
Treasury stock, at cost; 2,733,601 and 2,646,409 shares, respectively	(15,462)	(15,250)

Total stockholders’ equity	361,457	377,882

Total liabilities and stockholders’ equity	$582,208	$713,679

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

	Six Months Ended
(Unaudited)	June 30,
(In thousands)	2009	2008
Cash flows from operating activities:
Net (loss) income	$(20,791)	$21,353
Adjustments to reconcile net (loss) income to net cash provided by operations:
Net loss from discontinued operations	—	129
Non-cash charges	941	—
Depreciation and amortization	14,093	14,554
Stock-based compensation expense	1,190	2,314
Provision for deferred income taxes	(6,256)	9,118
Provision for doubtful accounts	1,533	1,336
(Gain) loss on sale of assets	(265)	445
Change in assets and liabilities:
Decrease (increase) in receivables	111,652	(34,526)
Decrease (increase) in inventories	12,658	(707)
Decrease (increase) in other assets	427	(963)
(Decrease) increase in accounts payable	(45,083)	4,394
(Decrease) increase in accrued liabilities and other	(12,592)	4,155

Net operating activities of continuing operations	57,507	21,602
Net operating activities of discontinued operations	—	1,776

Net cash provided by operating activities	57,507	23,378

Cash flows from investing activities:
Capital expenditures	(14,139)	(11,580)
Proceeds from sale of property, plant and equipment	734	78

Net cash used in investing activities	(13,405)	(11,502)

Cash flows from financing activities:
Net (payments) borrowings on lines of credit	(43,767)	2,098
Principal payments on notes payable and long-term debt	(195)	(1,014)
Proceeds from employee stock plans	104	1,241
Purchase of treasury stock	(212)	(10,039)

Net financing activities of continuing operations	(44,070)	(7,714)
Net financing activities of discontinued operations	—	(63)

Net cash used in financing activities	(44,070)	(7,777)

Effect of exchange rate changes on cash	(1,573)	447

Net (decrease) increase in cash and cash equivalents	(1,541)	4,546
Cash and cash equivalents at beginning of period	8,252	5,741

Cash and cash equivalents at end of period	$6,711	$10,287